Exhibit 10.11

REVOLVING TERM LOAN SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated June 20, 2011 (the “MLA”), is entered into as of June 20, 2011 between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and GREEN PLAINS SUPERIOR LLC, Superior, Iowa (the “Company”), and amends and restates the Supplement dated March 15, 2007, as amended and numbered RI0470T02.

SECTION 1. The Revolving Term Loan Commitment. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make loans to the Company from the date hereof, up to and including July 1, 2017, in an aggregate principal amount not to exceed, at any one time outstanding, $10,000,000.00 less the amounts scheduled to be repaid during the period set forth below in Section 5 (the “Commitment”). Within the limits of the Commitment, the Company may borrow, repay, and reborrow.

The Company may, in its sole discretion, elect to permanently reduce the amount of the Commitment by giving Agent (as that term is defined in the MLA) ten (10) days prior written notice. Said election shall be made only if the Company is not in default at the time of the election and will remain in compliance with all financial covenants after such reduction. Any such reduction shall be treated as an early, voluntary reduction of the Commitment amount and shall not delay or reduce the amount of an scheduled Commitment reduction under Section 6 hereof (which reductions shall continue in the increments and on the dates determined in accordance with Section 6), but rather shall result in an earlier expiration of the Commitment and final maturity of the loans

SECTION 2. Purpose. The purpose of the Commitment is to provide working capital to the Company.

SECTION 3. Term. Intentionally Omitted.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loan(s) in accordance with one or more of the following interest rate options, as selected by the Company:

(A) One-Month LIBOR Index Rate. At a rate (rounded upward to the nearest 1/100th and adjusted for reserves required on “Eurocurrency Liabilities” [as hereinafter defined] for banks subject to “FRB Regulation D” [as hereinafter defined] or required by any other federal law or regulation) per annum equal at all times to 4.35% above the rate quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time for the offering of one (1)-month U.S. dollars deposits, as published by Bloomberg or another major information vendor listed on BBA’s official website on the first “U.S. Banking Day” (as hereinafter defined) in each week, with such rate to change weekly on such day. The rate shall be reset automatically, without the necessity of notice being provided to the Company or any other party, on the first “U.S. Banking Day” of each succeeding week, and each change in the rate shall be applicable to all balances subject to this option. Information about the then-current rate shall be made available upon telephonic request. For purposes hereof: (1) “U.S. Banking Day” shall mean a day on which Agent is open for business and banks are open for business in New York, New York; (2) “Eurocurrency Liabilities” shall have the meaning as set forth in “FRB Regulation D”; and (3) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204, as amended.

(B) Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $100,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be five.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed for periods expiring after the maturity date of the loans and rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made telephonically or in writing and must be received by 12:00 Noon Company’s local time. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company.

SECTION 5. Promissory Note. The Company promises to repay on the dates set forth below, the outstanding principal, if any, that is in excess of the listed amounts:

Payment Date	Reducing Commitment Amount

January 1, 2016	$ 7,500,000.00
July 1, 2016	$ 5,000,000.00
January 1, 2017	$ 2,500,000.00
July 1, 2017	$ 0.00

Provided, however, that if Term Loan Supplement No. RI0470T01D dated June 20, 2011, has been repaid prior to its maturity date of July 20, 2015, then repayment for this loan shall begin on the first day of the month that is six months after the first day of the month following the repayment of RI0470T01D, and reductions in principal as noted above shall occur every six months thereafter. If any installment due date is not a day on which Agent is open for business, then such payment shall be made on the next day on which Agent is open for business. In addition to the above, the Company promises to pay interest on the unpaid principal balance hereof at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6. Letters of Credit. In addition to loans, the Company may utilize, if agreeable to Agent in its sole discretion in each instance, the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after Agent’s receipt of a duly completed and executed copy of Agent’s then current form of Application and Reimbursement Agreement, or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed a loan under the Commitment and shall be repaid in accordance with this Supplement. Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the Commitment.

SECTION 7. Security. The Company’s obligations hereunder and, to the extent related hereto, the MLA, including without limitation any future advances under any existing mortgage or deed of trust, shall be secured as provided in the Security Section of the MLA.

SECTION 8. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average daily unused portion of the Commitment at the rate of 0.75% per annum (calculated on a 360-day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		GREEN PLAINS SUPERIOR LLC

By:	/s/ Kathryn Frahm	By:	/s/ Ron B. Gillis

Title:	VP Credit	Title:	EVP Finance, Treasurer